Exhibit 10.3
AMENDMENT TO COMMON STOCK PURCHASE WARRANT

This Amendment (the “Amendment”) to the Common Stock Purchase Warrant, dated as of December 7, 2023 (the “Warrant”), by and between Globalstar, Inc., a Delaware corporation (the “Company”), and Thermo Funding II, LLC, a Colorado limited liability company (the “Holder”), is made as of April 13, 2026.

WHEREAS, the Company and the Holder are parties to the Warrant, attached hereto as Exhibit A, pursuant to which the Holder has the right to purchase, at an exercise price of $30.00 per share (the “Exercise Price”), up to 666,668 shares of common stock of the Company, par value $0.0001 per share (the “Warrant Shares”) (which, as of the date hereof, include 333,334 vested Warrant Shares and 333,334 unvested Warrant Shares), subject to the terms and conditions set forth therein;

WHEREAS, substantially concurrently with the execution of this Amendment, the Company, Amazon.com, Inc., a Delaware corporation (“Parent”), Grapefruit Acquisition Sub I, Inc. (“Acquisition Sub I”) and Grapefruit Acquisition Sub II, LLC (“Acquisition Sub II”) have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Acquisition Sub I shall merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct wholly-owned subsidiary of Parent (the “Surviving Corporation”), and (ii) immediately following the First Merger, the Surviving Corporation shall merge with and into Acquisition Sub II (together with the First Merger, the “Mergers”), with Acquisition Sub II surviving the Second Merger as a direct wholly-owned subsidiary of Parent;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement; and

WHEREAS, the parties desire to amend the Warrant to require the Holder to exercise the Warrant on the terms herein prior to the First Effective Time.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.Exercise of Warrant Shares in Mergers. Notwithstanding any other provision of the Warrant, in connection with the Mergers contemplated by the Merger Agreement, the Holder hereby irrevocably and unconditionally agrees that to the extent the Holder has not exercised its right to purchase all vested Warrant Shares under the Warrant (the “Vested Warrant Shares”) on a cash basis in accordance with Section 2 thereof (such manner of exercise, a “Cash Exercise”) prior to or at the Election Deadline, then, subject only to the satisfaction or waiver of all closing conditions to the consummation of the Mergers as set forth in the Merger Agreement: (a) any Vested Warrant Shares that remain unexercised following the Election Deadline (the “Remaining Vested Warrant Shares”) shall automatically and without any further action by the Holder, be exercised on a “net” cashless basis immediately prior to the First Effective Time in accordance with Section 3 of this Amendment (such manner of exercise, a “Cashless Exercise”), and (b) immediately following such Cashless Exercise of all Remaining Vested Warrant Shares,

(x) the Warrant shall be canceled and shall be of no further force or effect, and (y) no consideration shall be issued or paid in respect of any unvested Warrant Shares thereunder (the “Unvested Warrant Shares”).

2.Treatment of Warrant Shares in Mergers. The Holder acknowledges and agrees that upon such Cashless Exercise of all Remaining Vested Warrant Shares, the Holder shall become the beneficial owner of shares of Company Common Stock immediately prior to the First Effective Time, which shares shall be converted into the right to receive the Merger Consideration (as provided in Section 3.1(a)(ii) of the Merger Agreement) pursuant to the terms and conditions set forth in Article III of the Merger Agreement.

3.Cashless Exercise. Notwithstanding any other provision of the Warrant, if the Holder has not Cash Exercised all Vested Warrant Shares prior to or at the Election Deadline, then the Holder’s Cashless Exercise of all Remaining Vested Warrant Shares as contemplated by Section 1 of this Amendment shall be effected automatically and without any further action by the Holder immediately prior to the First Effective Time, and the number of shares of Company Common Stock that the Holder shall become the beneficial owner of upon such Cashless Exercise shall be determined as follows:

(A × (B – C)) / B

where:

A = the number of Remaining Vested Warrant Shares;

B = the volume weighted average price (VWAP), rounded to four decimal places, of Company Common Stock as reported by Bloomberg L.P. and using the "Bloomberg Definition" calculation method on the VWAP function for the ticker “GSAT US Equity” over the five (5) consecutive trading day period that ends on (and includes) the second trading day immediately prior to the Closing Date; and

C = the Exercise Price (as defined in the Warrant).

For the avoidance of doubt, any Unvested Warrant Shares (x) shall not be subject to any such Cashless Exercise and (y) shall be cancelled immediately prior to the First Effective Time and no consideration shall be issued or paid in respect thereof.

4.Effect of Failure to Consummate the Mergers. If the Merger Agreement is terminated in accordance with its terms, the Cashless Exercise contemplated hereunder shall not be effected, the Warrant shall remain outstanding in accordance with its original terms, and this Amendment shall automatically terminate and have no further force or effect.

5.Limitation to the Mergers. The Cashless Exercise contemplated by this Amendment shall apply solely to the Mergers and shall not apply to any other merger, consolidation, acquisition, business combination, change of control, recapitalization, reorganization or similar transaction.

6.No Other Amendments. Except as expressly amended hereby, all terms and conditions of the Warrant shall remain in full force and effect.

7.Governing Law; Jurisdiction. Sections 6(e) and 6(f) of the Warrant shall apply to this Amendment mutatis mutandis as if such provision was expressly incorporated herein.

8.Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but which collectively constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.
GLOBALSTAR, INC.

By: /s/ Rebecca S. Clary
Name: Rebecca S. Clary
Title: Vice President & Chief Financial Officer

THERMO FUNDING II, LLC

By: /s/ James Monroe III
Name: James Monroe III
Title: Manager